UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 16, 2005
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     Since the Company filed its periodic report on Form 10-Q for the period ended June 30, 2005, the Company has not been required per Item 3.02(b) of Form 8-K to report unregistered sales of common stock which in the aggregate constitute less than one (1%) percent of the number of securities of the same class outstanding. Notwithstanding, the Company hereby reports that as of August 24, 2005 and August 31, 2005, the Company issued, upon the cashless exercise of Class A Warrants, an aggregate of 83,621 shares of common stock, for aggregate consideration of 11,379 shares of the Company’s common stock which are accounted for by the Company as treasury shares. No commission or other remuneration was paid or given for such exchange. The issuances of these shares are exempt from registration on the basis of Section 3(a)(9) of the Securities Act of 1933, as well as Section 4(2) of the Securities Act of 1933 as not involving any public offering.
     On September 16, 2005, the Company sold to an accredited investor, as defined in Rule 501(a) of Regulation D, Series B-1 common stock purchase warrants and Series B-2 common stock purchase warrants for aggregate consideration totaling $1,000,000. An aggregate of 444,444 shares of the Company’s common stock are issuable on exercise of the Series B-1 warrants at an exercise price of $0.001 per share. An aggregate of 44,444 shares of the Company’s common stock are issuable on exercise of the Series B-2 warrants at an exercise price of $2.25 per share. The warrants are exercisable for five years. The warrants and underlying shares of common stock carry registration rights. The issuance of these securities occurred in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, because it did not involve any public offering. These securities were issued without general solicitation or advertising. There was no underwriter. The securities sold are “restricted securities” as defined in Rule 144(a)(3). Each securities certificate bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company’s counsel that registration is not required under the Securities Act of 1933.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/S/ John E. Elliott II
John E. Elliott II

Its:	Chairman of the Board and Chief Executive Officer

Dated: September 22, 2005

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